Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WINDSTREAM CORPORATION,

BUFFALO MERGER SUB, INC.

AND

IOWA TELECOMMUNICATIONS SERVICES, INC.

Dated as of November 23, 2009

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4.18	Insurance	27
4.19	Transactions with Affiliates	27
4.20	Brokers and Finders	27
4.21	Opinion of Financial Advisor	27
4.22	No Rights Plan	27
4.23	Share Ownership	27
4.24	Takeover Provisions; Appraisal Rights	28
4.25	Swap Agreements	28

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28
5.1	Corporate Organization and Qualification	28
5.2	Capitalization	29
5.3	Authority Relative to This Agreement	30
5.4	Consents and Approvals; No Violation	30
5.5	SEC Reports; Financial Statements; Controls	31
5.6	Absence of Certain Changes or Events	33
5.7	Litigation	33
5.8	Proxy Statement; Registration Statement	33
5.9	Taxes	34
5.10	No Undisclosed Liabilities	35
5.11	Compliance with Laws and Orders	35
5.12	Cash Consideration	35
5.13	Voting Requirements	36
5.14	Interim Operations of Merger Sub	36
5.15	Brokers and Finders	36
5.16	Share Ownership; Interested Shareholder	36

ARTICLE VI. COVENANTS AND AGREEMENTS		36
6.1	Conduct of Business of the Company	36
6.2	No Solicitation of Transactions	41
6.3	Shareholders Meeting; Proxy Statement; Registration Statement	43
6.4	Efforts to Complete Transactions	45
6.5	Access to Information	47
6.6	Publicity	48
6.7	Indemnification of Directors and Officers	49
6.8	Employee Matters	51
6.9	Parent Board	53
6.10	Dividend Matters	53
6.11	Termination of ESPP	54
6.12	Tax Matters	54
6.13	SEC Filings	55
6.14	Disclosure Letter Updates	55

ii

ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE MERGER		55
7.1	Conditions to Each Party’s Obligations to Effect the Merger	55
7.2	Conditions to the Company’s Obligations to Effect the Merger	56
7.3	Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger	57

ARTICLE VIII. TERMINATION; WAIVER		58
8.1	Termination by Mutual Consent	58
8.2	Termination by Either Parent or the Company	58
8.3	Termination by Parent	58
8.4	Termination by the Company	59
8.5	Effect of Termination	59
8.6	Extension; Waiver	60

ARTICLE IX. ADDITIONAL DEFINITIONS		60
9.1	Certain Definitions	60

ARTICLE X. MISCELLANEOUS		69
10.1	Payment of Expenses	69
10.2	Survival of Representations and Warranties; Survival of Confidentiality	69
10.3	Modification or Amendment	69
10.4	Waiver of Conditions	70
10.5	Counterparts	70
10.6	Governing Law	70
10.7	Jurisdiction; Enforcement; Waiver of Jury Trial	70
10.8	Notices	70
10.9	Entire Agreement; Assignment	71
10.10	Parties in Interest	72
10.11	Obligation of Parent	72
10.12	Severability	72
10.13	Certain Interpretations	72

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2009, is entered into by and among Windstream Corporation, a Delaware corporation (“Parent”), Buffalo Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Iowa Telecommunications Services, Inc., an Iowa corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS

WHEREAS, each of Parent and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), are in the best interests of the Company, has approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (the “IBCA”), and has resolved to recommend that the shareholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of each of Parent (the “Parent Board”) and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for federal income tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company and Merger Sub shall consummate a merger (the “Merger”) in which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (b) Merger Sub shall be the surviving corporation in the Merger and shall continue to be governed by the Laws (as defined in Section 4.15) of the State of Delaware, and (c) the separate corporate existence of Merger Sub shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, immunities and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.2 Effects of the Merger. The Merger will have the effects set forth in this Agreement, Section 1107 of the IBCA and Section 259 of the Delaware General Corporation Law (the “DGCL”).

1.3 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425, on the first Business Day that is at least twelve (12) days after the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived (to the extent permitted by Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or (b) at such other place, time and date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.4 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the appropriate parties hereto shall execute in the manner required by the IBCA and the DGCL and file with the Iowa Secretary of State and the Secretary of State of the State of Delaware appropriate articles or certificates of merger relating to the Merger (collectively, the “Articles of Merger”), and the parties hereto shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at such date and time as Parent and the Company shall agree and shall specify in the Articles of Merger (the date and time that the Merger becomes effective being hereinafter referred to as the “Effective Time”).

ARTICLE II.

SURVIVING CORPORATION

2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended so as to change the name of Merger Sub to a name to be identified by Parent no later than ten (10) Business Days prior to the Closing Date, until thereafter further amended in accordance with the DGCL and the provisions of such Certificate of Incorporation.

2.2 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and the provisions of Merger Sub’s Certificate of Incorporation and such Bylaws.

2.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

2.4 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE III.

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN

THE MERGER

3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.

(a) Merger Consideration.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holders of any shares of Company Capital Stock or the holders of any capital stock of Merger Sub, each issued and outstanding share of Company Common Stock (other than Excluded Shares (as defined in Section 3.1(b)) shall, by virtue of the Merger, be converted into the right to receive, pursuant to Section 3.2, upon the surrender of the certificates evidencing the Company Common Stock (or evidence of shares in book entry form), the Parent Stock Consideration and the Cash Consideration (together, the “Merger Consideration”), without interest thereon, and shall be automatically cancelled and extinguished, in accordance with Section 3.2. Notwithstanding the foregoing and subject to Section 6.1(c), if prior to the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and, in each such case, the record date for such transaction is between the date of this Agreement and the Effective Time, then any number or amount contained herein that is based upon the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 3.4, the right of any holder of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable tax Law.

(ii) Definitions. For purposes hereof, the following terms have the following respective meanings:

“Cash Consideration” means an amount per share of Company Common Stock in cash equal to $7.90.

“Conversion Ratio” means 0.804.

“Parent Stock Consideration” means that number of shares of Parent Common Stock payable in the Merger for each share of Company Common Stock at a rate of one share of Company Common Stock multiplied by the Conversion Ratio.

(iii) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which it would otherwise be entitled (taking into account all shares of Company Common Stock exchanged by such holder), each former holder of Company Common Stock shall receive in cash an amount equal to the fair market value of its fractional interest, which fair market value shall be determined by multiplying such fraction by the sum of (A) the Cash Consideration and (B) the product of (I) the Conversion Ratio and (II) the Closing Market Price (as defined below) (the “Per Share Amount”). The “Closing Market Price” shall be the average of the per share closing prices for Parent Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date that is two (2) Business Days before the Effective Time, as reported on the NYSE.

(b) At the Effective Time, each share of Company Common Stock issued and outstanding and owned by Parent, Merger Sub or any other Subsidiary of Parent, or held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall cease to be outstanding, and shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) At the Effective Time, each share of Merger Sub Capital Stock outstanding immediately prior to the Effective Time shall be unchanged and remain one issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Exchange of Stock Certificates. Certificates (or evidence of shares in book entry form) for shares of Company Common Stock shall be exchanged for certificates (or evidence of shares in book entry form) evidencing the Parent Stock Consideration and for the Cash Consideration in accordance with the following procedures:

(a) Parent shall appoint an agent reasonably acceptable to the Company to act as exchange agent under this Agreement (the “Exchange Agent”) and who shall serve pursuant to an agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”). At or prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) certificates (or evidence of shares in book entry form) representing, as nearly as practicable, the number of shares of Parent Common Stock into which all shares of Company Common Stock are to be converted in the Merger, (ii) an amount in cash equal to the Cash Consideration multiplied by the number of shares of Company Common Stock to be converted in the Merger, and (iii) unless the Company has already paid such amount to its transfer agent for distribution to shareholders, an amount equal to any Final Quarterly Dividend and/or any Final Interim Dividend for which Parent is responsible under Section 6.10.

(b) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify, subject to the Company’s reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive (and the Exchange Agent shall deliver) (A) certificates (or electronic equivalents) representing the number of shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted in the Merger, and (B) a bank check for an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock to be converted plus any cash due in lieu of fractional shares pursuant to Section 3.1(a)(iii).

(c) No dividends or distributions that have been declared, if any, with respect to Parent Common Stock with a record date after the Effective Time will be paid to Persons entitled to receive certificates (or electronic equivalents) for shares of Parent Common Stock until such Persons surrender their certificates (or electronic equivalents) for Company Common Stock in accordance with the procedure described in Section 3.2(b), at which time all such dividends and distributions with a record date after the Effective Time shall be paid. In no event shall the Persons entitled to receive such dividends be entitled to receive interest on such dividends.

(d) In no event shall the holder of any surrendered certificates (or evidence of shares in book entry form) be entitled to receive interest on any of the Cash Consideration to be received in the Merger.

(e) If any certificate (or electronic equivalents) for such Parent Common Stock or check for the Cash Consideration is to be issued in the name of a Person other than the Person in whose name the certificates (or electronic equivalents) surrendered for exchange therefor are registered, it shall be a condition of the exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a Person other than the registered holder of the certificates (or electronic equivalents) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(f) Any funds deposited with the Exchange Agent (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article

III shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article III, in each case without any interest thereon.

(g) If any certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate, Parent shall direct the Exchange Agent to issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by this Article III.

(h) None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interests of any person previously entitled thereto.

(i) The Exchange Agent shall invest any of the funds deposited with the Exchange Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Except for (i) the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each share of Company Common Stock and any cash in lieu of fractional shares of Parent Common Stock, and (ii) the right to receive the dividends as required by Section 6.10, at and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a shareholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

3.3 Stock Options; Restricted Stock.

(a) Prior to the Effective Time, the Company Board shall adopt such resolutions or shall take such other actions as are required to effect the measures contemplated by this Section 3.3.

(b) As of the Effective Time, each option to purchase Company Common Stock (a “Company Option”) that has been granted under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”) and is outstanding at the Effective Time, whether or not then exercisable, will be cancelled and exchanged for, and the holder of each such Company Option will be entitled to receive, upon surrender of the Company Option, for each share of Company Common Stock purchasable thereunder, the Parent Stock Consideration (provided, that any resulting fractional shares shall be rounded down to the nearest whole number) plus cash equal to the Cash Consideration, less the exercise price per share of such Company Option (the “Net Cash Payment”). Parent shall cause the Surviving Corporation to deduct and withhold from the Net Cash Payment such amounts as Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the Company Option, including, but not limited to, Social Security, Medicare, federal or state income tax, or any other taxes required to be withheld pursuant to federal, state, local or foreign tax Law (the “Withholding Taxes”). If the Net Cash Payment is insufficient to cover the Withholding Taxes, the Surviving Corporation shall withhold shares of Parent Common Stock having a fair market value equal to the amount of such remaining Withholding Taxes. For purposes of this Section 3.3(b), “fair market value” shall be determined in accordance with Section 2.20 of the 2002 Plan. To the extent that amounts or shares are so withheld by the Surviving Corporation, such withheld amounts or withheld shares shall be treated for all purposes of this Agreement as having been paid to the holder of a Company Option in respect of which such deduction and withholding was made by the Surviving Corporation.

(c) As of the Effective Time, the 2002 Plan shall be terminated and cancelled (without any liability on the part of Parent or the Surviving Corporation other than as expressly set forth in this Section 3.3).

(d) Each share of restricted stock (“Company Restricted Stock”) outstanding under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) shall be treated the same as all other outstanding shares of Company Common Stock and shall be subject to the notice, exchange and other provisions of this Article III, and, in accordance therewith, shall be converted at the Effective Time into the Merger Consideration (the “Restricted Stock Merger Consideration”); provided, however, that, notwithstanding any other provision of this Agreement, the 2005 Plan or the agreement granting such Company Restricted Stock, the Cash Consideration portion of the Restricted Stock Merger Consideration and the Parent Stock Consideration portion of the Restricted Stock Merger Consideration shall be subject to the same vesting schedule, forfeiture provisions and other terms and conditions, with appropriate adjustments for performance-based conditions, if any, as set forth in the 2005 Plan or the agreement granting such Company Restricted Stock, including accelerated vesting in the event of termination of employment without cause or for good reason (as such terms are defined in the 2005 Plan or such agreement) within the period after the Effective Time specified in the 2005 Plan or such agreement, and the holders of Company Restricted Stock will not receive any Cash Consideration or Parent Stock Consideration except in accordance with such terms and conditions (and shall receive the Cash Consideration portion of the Restricted Stock Merger Consideration, without interest and net of withholding in accordance with Section 3.4, only once vested in accordance with such terms and conditions).

(e) Parent shall take such actions as are necessary for the assumption of the Company Restricted Stock Awards and the 2005 Plan pursuant to this Section 3.3, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.3. Parent shall prepare and file with the SEC a registration statement on an appropriate form with respect to the shares of Parent Common Stock promptly following the Effective Time and shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

3.4 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign tax Law. If the Exchange Agent, the Surviving Corporation, Parent or any of their respective agents, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, the Surviving Corporation, Parent or the agent, as the case may be, made such deduction and withholding.

3.5 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

3.6 Reservation of Shares. Parent agrees that (i) prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Parent Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Parent will issue shares of Parent Common Stock to the extent set forth in, and in accordance with, this Agreement.

3.7 Certain Company Actions. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Article III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties in this Article IV to Parent and Merger Sub, except as qualified or supplemented by (i) the Company SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any section of a Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (ii) sections in a separate Company Disclosure Letter that has been delivered to Parent by the Company at or prior to the execution of this Agreement. Each such section of the Company Disclosure Letter is numbered by reference to representations and warranties in a specific section of this Agreement; provided, however, that an exception or qualification to, or supplemental information regarding representations or warranties in, one section shall also be deemed disclosed with respect to each other warranty or representation to which it is readily apparent on its face that the exception, qualification or supplemental disclosure relates. The inclusion of any exception, qualification or supplemental disclosure in such Company Disclosure Letter shall not be deemed to be an admission that such item is a material fact, event or circumstance or an admission of any liability, or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and is qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or limited liability company power and authority to own its material properties and to carry on its business in substantially the manner as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company’s Third Amended and Restated Articles of Incorporation (the “Company Articles”) and Amended and Restated Bylaws (the “Company Bylaws”), and the equivalent organizational documents of each of the Company’s Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of the Company (the “Company Capital Stock”) consists of 150,000,000 shares, par value $0.01 per share, 100,000,000 shares of which are designated as Company Common Stock, and 50,000,000 shares of which are designated as preferred stock (the “Company Preferred Stock”). As of November 23, 2009, 32,802,162 shares of Company Common Stock were issued and outstanding (including shares of Company Restricted Stock issued pursuant to the 2005 Plan for which the restrictions have not yet lapsed), and no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCA, the Company Articles, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. No shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company and no shares of Company Common Stock or Company Preferred Stock are held by Subsidiaries of the Company.

(b) (i) As of November 23, 2009, 207,036 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options pursuant to the 2002 Plan, and 32,354 were available for issuance pursuant to additional grants of Company Options under the 2002 Plan. Section 4.2 of the Company Disclosure Letter lists, as of the close of business on November 23, 2009, all outstanding Company Options, the number of shares of Company Common Stock subject to each Company Option, the grant dates and exercise prices of each Company Option, the vesting schedule of each Company Option, and the names of the holders thereof. All Company Options were issued prior to November 17, 2004.

(ii) As of November 23, 2009, 751,075 shares of Company Restricted Stock were issued and outstanding under the 2005 Plan, and 550,916 shares were available for issuance under the 2005 Plan. Section 4.2 of the Company Disclosure Letter lists, as of the close of business on November 23, 2009, all outstanding shares of Company Restricted Stock, the grant dates of each award of Company Restricted Stock, the forfeiture provisions of each award of Company Restricted Stock, and the names of the holders thereof. Each Contract pursuant to which the Company has granted Company Restricted Stock is in a form substantially similar to the form set forth in Section 6.1(a) to the Company Disclosure Letter, except as to variable information regarding vesting and the paragraph therein regarding the effects of a change of control.

(iii) As of November 23, 2009, 5,089 shares of Company Common Stock were issued and outstanding under the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”), and 494,911 shares of Company Common Stock were available for issuance under the ESPP.

(c) Except as set forth above and in Section 4.2 of the Company Disclosure Letter, there are not any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Company Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock or any shares of the capital stock of any of its Subsidiaries. All outstanding shares of Company Common Stock, Company Options, and Company Restricted Stock have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state “blue sky” laws). There are no bonds, debentures, notes or other indebtedness or debt securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 4.2 of the Company Disclosure Letter, all outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, security interests, charges, encumbrances, claims and options of any nature (“Liens”), except for Company Permitted Liens.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company or any of its Subsidiaries and the record ownership of all issued and outstanding shares thereof, and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

(f) Section 4.2(f)(i) of the Company Disclosure Letter sets forth a complete and accurate list of each Person, other than a Subsidiary of the Company, in which the Company or the Company’s Subsidiaries own any equity interest (each, a “Non-Controlled Entity”), and the type of ownership interest thereof held by the Company or its Subsidiaries. The Company and its Subsidiaries are under no contractual obligation to make any mandatory capital contribution from and after the date of this Agreement to any Non-Controlled Entity, except as set forth in Section 4.2(f)(ii) of the Company Disclosure Letter.

4.3 Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and this Agreement by holders of the shares of Company Capital Stock in accordance with the IBCA and the Company Articles. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will:

(i) conflict with or result in any breach of any provision of the Company Articles or Company Bylaws or the respective organizational documents of any of the Company’s Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the “HSR Act”); (B) the filings and consents listed in Section 4.4(a)(ii) of the Company Disclosure Letter with the Federal Communications Commission (the “FCC”), the Iowa Utilities Board (the “IUB”), the Minnesota Public Utilities Commission (the “MPUC”), the Missouri Public Service Commission (the “MPSC”), and the Nebraska Public Service Commission (the “NPSC”); (C) pursuant to the applicable requirements of the Exchange Act; (D) the filing of the Articles of Merger pursuant to the IBCA and the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (E) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; (F) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (G) pursuant to the rules and regulations of the NYSE; (H) except with regard to clauses (A), (B), (C), (G) and (I), where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (I) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Merger Sub;

(iii) except as set forth in Section 4.4(a)(iii) of the Company Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice, under any of the terms, conditions or provisions of (i) any Company Contract or (ii) any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except in the case of clause (i) or (ii), for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or notices have been given or, in the case of clause (ii) only, for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iv) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and the approval of the Merger and this Agreement by the Company’s shareholders has been obtained, (A) violate any rule or regulation applicable to the Company or any of its Subsidiaries, or to any of their respective assets, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (B) violate any material order, writ, injunction, decree or statute applicable to the Company or any of its Subsidiaries, or to any of their respective assets.

(b) The affirmative vote of a majority of the voting power of the shares of Company Common Stock represented at a meeting at which a quorum of the shares of Company Common Stock is present in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement and the Merger.

4.5 SEC Reports; Financial Statements; Controls.

(a) Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “Company SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. None of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since January 1, 2007, the Company has not made any material change in the accounting policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Company SEC Reports filed prior to the date hereof.

(c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to the Company. The Company maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets.

(d) The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2007 and any other management letter or similar correspondence from any independent auditor of the

Company or any of its Subsidiaries received since January 1, 2007. The Company has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to the Company and has not received, orally or in writing, any notification that its independent auditor (i) believes that the Company will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as set forth in Section 4.6 of the Company Disclosure Letter or as contemplated by this Agreement, since December 31, 2008, the Company has not suffered any Company Material Adverse Effect, and to the Knowledge of the Company as of the date of this Agreement, no fact or condition exists which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Company Disclosure Letter, since December 31, 2008, the Company has not (A) granted to any current or former director or executive officer of the Company any increase in base compensation, (B) granted to any executive officer of the Company any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent expressly required under any benefit plan as in effect at such time, (C) amended, changed or modified the terms of any existing equity grants to any director or executive officer of the Company, or (D) granted any material increase in the aggregate in the base salary or base wage levels (including commissions) or bonus opportunities for employees other than directors or officers of the Company, except (i) in the ordinary course of business, (ii) as a result of employee promotions, or (iii) as a result of the hiring of new employees (including, without limitation, as a result of acquisitions of other companies or businesses). Since December 31, 2008, the Company has not taken any action that would, pursuant to Section 6.1(d), (g), (h), (i), (k), (l), (r), (s), (v) or (y) hereof, be prohibited to be taken without the consent of Parent if it were taken between the date of this Agreement and the Closing Date.

4.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement there are no material actions, claims, suits, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, that (i) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or (ii) arise from, are based upon or challenge the validity of this Agreement or the consummation of the transactions contemplated hereby or seek to prevent the consummation of the transactions contemplated hereby.

4.8 Proxy Statement; Registration Statement.

(a) The Proxy Statement and other materials prepared by the Company and distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Merger Sub or Parent for inclusion in the Proxy Statement.

(b) None of the information supplied by the Company in writing for inclusion in the Registration Statement will, at the time that it or any amendment or supplement thereto is filed with the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 Taxes. Except as set forth on Section 4.9 of the Company Disclosure Letter:

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed (or caused to be filed), taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete; (ii) each of the Company and its Subsidiaries has paid (or caused to be paid) all Taxes required to have been paid by it other than Taxes that (x) are not yet due and payable or (y) are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in the most recent financial statements contained in the Company SEC Reports in accordance with GAAP; and (iii) no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing Date.

(c) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been established in the most recent financial statements contained in the Company SEC Reports in accordance with GAAP or other Company Permitted Liens.

(d) The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(e) The most recent financial statements contained in the Company SEC Reports reflect, in accordance with GAAP, an adequate reserve, in all material respects, for all Taxes payable by the Company or its Subsidiaries for all taxable periods through the date of such financial statements.

(f) Neither the Company nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.

(g) Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for such adjustments which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date of this Agreement.

(i) There is no contract, agreement, plan or arrangement to which the Company is a party, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code.

(j) During the three (3)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(k) Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and Treasury Regulations promulgated thereunder (or a similar provision of state Law).

(l) Neither the Company nor any of its Subsidiaries has, or will as of the Closing Date have, any material deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulations Section 1.1502-13.

(m) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement other than a Tax Sharing Agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company or Parent) or (B) has any potential liability (including as a result of, or pursuant to, any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(n) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.10 Employee Benefit Plans; Labor Matters.

(a) Section 4.10(a) of the Company Disclosure Letter lists all written and, to the Knowledge of the Company, unwritten, employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and employment agreements with respect to which, through which, or under which the Company or any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code (“Company ERISA Affiliate”) has any material liability to provide benefits or compensation to or on behalf of employees or former employees of the Company or any of its Subsidiaries, whether formal or informal, including any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), and any stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, or deferred compensation arrangement (collectively, the “Company Benefit Plans”). The Company has made available to Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (i) all documents setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, and (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax.

(b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation in all material respects, in accordance with the Code, ERISA, and other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and any related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked. The Company is not aware of any reason why any such determination should be revoked or not reissued. All contributions required to be made prior to the Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable Law have been or will be timely made, and all material liabilities with respect to any accrued benefits are reflected on the Company Balance Sheet.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, each Company Benefit Plan may be amended or terminated at any time without any obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. There are no actions, audits, suits, or claims which are pending or, to the Knowledge of the Company threatened, against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any material liability, tax, or penalty whatsoever to any Person whomsoever as a result of the Company or any of its Subsidiaries engaging in a prohibited transaction under ERISA or the Code. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any Company ERISA Affiliate to any material liability, tax, or penalty imposed by ERISA, the Code, or other applicable Law.

(d) Except as set forth in Section 4.10(d) of the Company Disclosure Letter, neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA (a “Title IV Plan”). No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Title IV Plan or Company Benefit Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan. Neither the Company nor any Company ERISA Affiliate thereof has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Title IV Plan or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Affiliates after the Effective Time. None of the Company or any of the Company ERISA Affiliates make contributions or has any obligation to make contributions to any multiemployer plan (as defined in Section 3(37) of ERISA).

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any its Subsidiaries to severance pay or compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or director, except as expressly provided in this Agreement. Except as set forth in Section 4.10(e) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement with any current or former employee or director of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code.

(f) Except as set forth in Section 4.10(f) of the Company Disclosure Letter, no Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities in the consolidated balance sheets included in the Company SEC Reports, or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(g) Neither the Company nor any of its Subsidiaries has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

(h) All outstanding Company Options were issued and fully vested prior to December 31, 2004.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written or, to the Knowledge of the Company, unwritten collective bargaining or other labor union contracts as of the date of this Agreement. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would materially interfere with the respective business activities of the Company or its Subsidiaries.

4.11 Environmental Laws and Regulations. As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date hereof:

(a) the Company and each of its Subsidiaries is, and has been since January 1, 2007, in compliance in all material respects with all applicable federal, state and local Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and including, without limitation, Laws relating to the exposure to, disposal or releases or threatened releases of Hazardous Material (as defined below) (collectively, “Environmental Laws”), with “Hazardous Material” meaning, collectively, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any applicable Environmental Laws;

(b) there are no pending or, to the Knowledge of the Company, threatened claims for material liability under any Environmental Laws against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging, liability under or noncompliance with any Environmental Law;

(c) there have been no releases of any Hazardous Materials by either the Company or any of its Subsidiaries that have had or that could reasonably be expected to form the basis of any material claim for violation of any Environmental Laws against the Company or any of its Subsidiaries or against any Person whose liabilities for such claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(d) except as set forth in Section 4.11 of the Company Disclosure Letter, to the Knowledge of the Company, there is no condition on, at, under or related to any Company Real Property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) or created by the Company’s or any of its Subsidiaries’ operations that would give rise to any material liability for the Company or any of its Subsidiaries under applicable Environmental Laws; and

(e) the Company and its Subsidiaries have obtained and are in compliance, in all material respects, with all permits issued pursuant to any Environmental Laws applicable to the Company, its Subsidiaries and the properties used by the Company and its Subsidiaries in the operation of their business and all such permits are valid and in good standing.

4.12 Property and Assets.

(a) The Company or a Subsidiary of the Company has good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the balance sheet contained in the most recent Form 10-Q or Form 10-K of the Company filed with the SEC (the “Company Balance Sheet”) (except for personal property sold since the date of the

Company Balance Sheet in the ordinary course of business). All Company Real Property (as defined in Section 4.12(b)) and all such assets are free and clear of all Liens, except for Company Permitted Liens.

(b) Section 4.12(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all material real property owned, leased or subleased by the Company and its Subsidiaries and the location of such premises (the “Company Real Property”). The Company Real Property includes all of the material real property owned by the Company or a Subsidiary of the Company and used in connection with, held for use in connection with, or necessary for the operation of the businesses of the Company.

(c) To the Knowledge of the Company, all of the material real property leases to which the Company is a party (collectively, the “Company Real Property Leases”) are in full force and effect, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no existing material default by the Company under any of the Company Real Property Leases, and no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases. To the Knowledge of the Company, there are no defaults of any material obligations of any other party under any Company Real Property Lease.

4.13 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than any liabilities and obligations (i) incurred since the date of the Company Balance Sheet in the ordinary course of business, (ii) incurred in connection with the transactions contemplated by this Agreement and (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s consolidated financial statements.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth, to the Knowledge of the Company, a true and substantially complete list of patents and patent applications, trademarks (including common law marks, registrations and applications), and Internet domain names, in each case owned or co-owned by the Company or any of its Subsidiaries.

(b) To the Knowledge of the Company: (1) all of the Intellectual Property which is listed as active (e.g., not abandoned, inactive, lapsed, cancelled, expired, and/or terminated) in Section 4.14(a) of the Company Disclosure Letter which is material to the Company or any of its Subsidiaries taken as a whole (“Material Intellectual Property”) is in full force and effect; (2) such Material Intellectual Property has not been deemed by any Governmental Entity to be invalid or unenforceable; (3) such Material Intellectual Property has not been cancelled, abandoned or dedicated to the public domain; and (4) all registration, maintenance and renewal fees necessary to preserve the rights of the Company or its Subsidiaries in connection with such Material Intellectual Property have been paid in a timely manner.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company or a Subsidiary of the Company owns, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements), other than Company Permitted Liens, or has a valid and enforceable license (free and clear of any Liens, other than Company Permitted Liens) or otherwise possesses legally enforceable rights to use and practice, all Material Intellectual Property as currently used in their respective businesses as currently conducted;

(ii) to the Knowledge of the Company, the conduct of the businesses of the Company or its Subsidiaries, as currently conducted, does not infringe upon or otherwise violate any Intellectual Property of any third person; and neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has received any written notice since January 1, 2007 from any third person, and there are no pending, or unresolved claims, (1) asserting the infringement or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of Company or any of its Subsidiaries with respect to, any Material Intellectual Property;

(iii) neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has sent any written notice since January 1, 2007, to any third person, and there are no pending or unresolved claims by the Company or any of its Subsidiaries, (1) asserting the infringement or other violation of any Material Intellectual Property, or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third person’s Intellectual Property; and

(iv) there are no consents, judgments, judicial or governmental orders, or settlement agreements (including any settlements that include licenses) restricting the rights of the Company or its Subsidiaries with respect to any of the Material Intellectual Property owned or co-owned by the Company or any of its Subsidiaries, or restricting the conduct of any the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third person’s Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information; and, to the Knowledge of the Company, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or its Subsidiaries (including any such information of any other person disclosed in confidence to the Company or its Subsidiaries) to any third person in a manner that has resulted or is likely to result in the loss of trade secrets or other rights in and to such information.

4.15 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.5, 4.9, 4.10, 4.11 and 4.17 or as set forth in Section 4.15 of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority (“Laws”) material to the Company, or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an “Order”), applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.

4.16 Company Contracts.

(a) Except for this Agreement or as set forth in the Company SEC Reports filed prior to the date hereof or in Section 4.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or:

(i) any written or oral contracts, agreements, leases, instruments or legally binding contractual commitments (“Contracts”) with a customer of the Company or its Subsidiaries or with any entity that purchases goods or services from the Company or its Subsidiaries for consideration paid to the Company or its Subsidiaries of $500,000 or more in any fiscal year;

(ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000 in any fiscal year;

(iii) any Contract for the purchase or lease of goods or services (including, without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments by the Company or any of its Subsidiaries in excess of $500,000 in any fiscal year, other than standard inventory purchase orders executed in the ordinary course of business;

(iv) any loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred;

(v) any Contract that constitutes a written collective bargaining or other labor union contract;

(vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company Capital Stock or any material portion of any of the Company’s material assets;

(vii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, or that materially restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its Affiliates) to compete with any Person or in any geographic area in a business that is material to the Company and its Subsidiaries;

(viii) any Contract creating any material partnership, joint venture, alliance, or joint development agreement;

(ix) any Contracts requiring future payments by the Company or any of its Subsidiaries of $500,000 or more in any fiscal year;

(x) any written employment Contract, severance agreement or other similar binding agreement or policy with any officers of the Company or any member of the Company Board, or any Contract that would otherwise obligate or commit the Company, the Surviving Corporation or their respective Subsidiaries to retain, or not to terminate, any employees;

(xi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(xii) any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking;

(xiii) any interconnection and related commercial Contracts between incumbent local exchange carriers (“ILECs”) and the Company’s competitive local exchange carrier (“CLEC”) and the CLEC affiliates, including any such Contract that includes the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services needed to provide CLEC service in the Company’s CLEC markets;

(xiv) any interconnection and related commercial Contracts with NuVox;

(xv) any Contracts relating to wholesale long-distance telephone service arrangements in excess of $500,000 in any fiscal year;

(xvi) any Contracts relating to the resale of satellite television services; or

(xvii) any Contracts under which the Company or a Subsidiary of the Company is the beneficiary of an ongoing indemnification or guaranty with respect to alleged or potential material violations of Environmental Laws or the material disposal or material release of Hazardous Material.

All Contracts described in this Section 4.16(a) are hereinafter referred as “Company Contracts”.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Letter, all Company Contracts are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect. To the Knowledge of the Company, none of the parties to such Company Contracts is in any material respect in breach thereof or default thereunder or will be as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Letter, no benefits under any Company Contract will be increased, and no vesting of any benefits under any Company Contract will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, nor will the value of any of the benefits under any Company Contract be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.16(c) of the Company Disclosure Letter, there are no Company Contracts that require amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Letter, the Company represents and warrants that all interconnection and related commercial Contracts between ILECs and the Company’s CLEC or affiliates thereof, including the Company’s CLEC and applicable CLEC vendors, network providers other than ILECs and CLEC customers, are transferable or assignable to Parent or Merger Sub under the same general terms, conditions and pricing. To the Knowledge of the Company, there are no material pricing increases planned by the underlying incumbent local exchange carriers that would significantly change the economics of its competitive local exchange carrier operations.

4.17 Permits.

(a) To the Knowledge of the Company, the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and approvals of all Governmental Entities that are required from them to own, lease or operate their assets and to carry on their businesses (the “Company Permits”). Except as set forth in Section

4.17 of the Company Disclosure Letter, (i) the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit, and (ii) since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it is in violation of any of the Company Permits.

(b) Each Company Permit is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Company Permit is subject to (i) any conditions or requirements that have not been imposed generally upon licenses for the same classification of service issued to similarly situated providers as the Company and its Subsidiaries, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event, condition or circumstance has occurred that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The licensee of each Company Permit is in compliance with each Company Permit and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934, as amended (the “Communications Act”) or the rules, regulations and orders of the FCC or similar rules, regulations and orders of the IUB, the MPUC, the MPSC and the NPSC, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 4.17(d) of the Company Disclosure Letter sets forth a list of all Company Permits (including, without limitation, wireless spectrums), together with the name of the entity holding such Company Permits and the record owner of its capital stock. Except as set forth in Section 4.17(d) of the Company Disclosure Letter, the Company or a wholly-owned Subsidiary of the Company owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Permits and each owner of the wireless spectrums, except where the failure to own such equity or control such voting power and decision making authority of such licensees has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, no Company Permit or order or other agreement obtained from, issued by or reached with the IUB in connection with any proceeding to which the Company or any of its Subsidiaries was a party imposes restrictions on the ability of the Company or any of its Subsidiaries to make payments, dividends or other distributions to the Company or any of its Subsidiaries in a manner that limits, or would reasonably be expected to limit, the cash funding and cash management alternatives of the Company on a consolidated basis in a manner more restrictive that the limitations imposed on such payments, dividends or other distributions under the general corporate laws of Iowa applicable to the Company and such Subsidiaries.

4.18 Insurance. The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Company Material Adverse Effect. The Company believes that the amounts and scope of risks covered by such policies are customary for companies of its size, its geographic region and in the businesses in which the Company and its Subsidiaries operate.

4.19 Transactions with Affiliates. Except as set forth in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than any Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.20 Brokers and Finders. Except for the fees and expenses payable to J.P. Morgan Securities Inc., which fees and expenses are reflected in its agreement with the Company, a copy of which has previously been provided to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.21 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc. dated November 23, 2009, to the effect that, as of such date, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, a copy of which has previously been provided to Parent.

4.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

4.23 Share Ownership. As of the date hereof, none of the Company or its Subsidiaries (i) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules and regulations thereunder), directly or indirectly, any shares of Parent Capital Stock, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Parent Capital Stock.

4.24 Takeover Provisions; Appraisal Rights. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 5.16 hereof, to the Knowledge of the Company, no state takeover statute (including Section 490.1110 of the IBCA) is applicable to the Merger or the other transactions contemplated hereby. The shareholders of the Company will not be entitled to appraisal rights under Section 490.1302 of the IBCA in connection with the Merger or the other transactions contemplated hereby.

4.25 Swap Agreements. Except as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby make the representations and warranties in this Article V to the Company, except as qualified or supplemented by (i) the Parent SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any section of a Parent SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (ii) sections in a separate Parent Disclosure Letter that has been delivered to the Company by Parent at or prior to the execution of this Agreement. Each such section of the Parent Disclosure Letter is numbered by reference to representations and warranties in a specific section of this Agreement; provided, however, that an exception or qualification to, or supplemental information regarding representations or warranties in, one section shall also be deemed disclosed with respect to each other warranty or representation to which it is readily apparent on its face that the exception, qualification or supplemental disclosure relates. The inclusion of any exception, qualification or supplemental disclosure in such Parent Disclosure Letter shall not be deemed to be an admission that such item is a material fact, event or circumstance or an admission of any liability, or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.1 Corporate Organization and Qualification. Each of Parent and its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has all requisite corporate power and authority to own its material properties and to carry on its business in substantially the manner as it is now being conducted. Parent and Merger Sub have each previously made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

5.2 Capitalization.

(a) The authorized capital stock of Parent (the “Parent Capital Stock”) consists of 1,000,000,000 shares, par value $0.0001 per share, 1,000,000,000 shares of which are designated as Parent Common Stock, and 0 shares of which are designated as preferred stock (the “Parent Preferred Stock”). As of September 30, 2009, 435,200,000 shares of Parent Common Stock were issued, 439,400,000 shares of Parent Common Stock were outstanding and no shares of Parent Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL the Certificate of Incorporation and Bylaws of Parent or any contract to which Parent is a party or otherwise bound.

(b) As of September 30, 2009, 2,893,100 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding awards pursuant to Parent’s Stock-Based Compensation Plans.

(c) Except as set forth above and in Section 5.2 of the Parent Disclosure Letter, there are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Parent or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Parent Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Parent Capital Stock or any shares of the capital stock of any of its Subsidiaries.

(d) All outstanding shares of Parent Capital Stock and awards pursuant to Parent’s Stock-Based Compensation Plans have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state “blue sky” laws). There are no bonds, debentures, notes or other indebtedness or debt securities of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or such Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any of its Subsidiaries or any Voting Parent Debt, (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent Capital Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its Subsidiaries.

(e) Except as set forth in Section 5.2 of the Parent Disclosure Letter, all outstanding shares of capital stock of Parent’s Subsidiaries are owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens, other than Parent Permitted Liens.

(f) The authorized capital stock of Merger Sub (the “Merger Sub Capital Stock”) consists of 1,000 shares, par value $0.01 per share, all of which are designated as common stock. All of the issued and outstanding shares of Merger Sub Capital Stock are held by Parent and have been duly authorized and validly issued and are fully paid and nonassessable. There are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Merger Sub is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Merger Sub Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Merger Sub Capital Stock. Merger Sub does not have any Subsidiaries.

(g) The shares of Parent Common Stock to be issued to the shareholders of the Company as part of the Merger Consideration in the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

5.3 Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will:

(a) conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws, respectively, of Parent or Merger Sub or of any of Parent’s Subsidiaries;

(b) require any consent, approval, authorization, permit or filing with or notification to, any Governmental Entity, except (i) in connection with the applicable requirements of the HSR Act; (ii) the filings and consents with the FCC, the IUB, the MPUC, the MPSC and the NPSC listed in Section 4.4(a)(ii) of Company Disclosure Letter; (iii) pursuant to the applicable requirements of the Exchange Act; (iv) the filing of the Articles of Merger pursuant to the IBCA and the DGCL; (v) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; (vi) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the Laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets; (vii) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (viii) pursuant to the rules and regulations of the NYSE; or (vii) except with regard to clauses (i), (ii), (iii) and (iv), where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice, under any of the terms, conditions or provisions of (i) any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries may be bound and which is filed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2008 or any of Parent’s subsequent quarterly reports on Form 10-Q and subsequent current reports on Form 8-K or (ii) any other note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except in the case of clause (i) or (ii), for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or notices have been given or, in the case of clause (ii) only, for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(d) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, (A) violate any rule or regulation applicable to Parent or any of its Subsidiaries, or to any of their respective assets, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (B) violate any material order, writ, injunction, decree or statute applicable to Parent or any of its Subsidiaries, or to any of their respective assets.

5.5 SEC Reports; Financial Statements; Controls.

(a) Parent has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the SEC since January 1, 2007, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “Parent SEC Reports”). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review. None of the Subsidiaries of Parent is required to file or furnish reports with the SEC pursuant to the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since January 1, 2007, Parent has not made any material change in the accounting policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Parent SEC Reports filed prior to the date hereof.

(c) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to Parent. Parent maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Parent’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets.

(d) Parent has delivered to the Company complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since January 1, 2007 and any other management letter or similar correspondence from any independent auditor of Parent or any of its Subsidiaries received since January 1, 2007. Parent has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to Parent and has not received, orally or in writing, any notification that its independent auditor (i) believes that Parent will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

(e) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, as set forth in Section 5.6 of the Parent Disclosure Letter or as contemplated by this Agreement, since December 31, 2008, Parent has not suffered any Parent Material Adverse Effect, and to the Knowledge of Parent as of the date of this Agreement, no fact or condition exists which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

5.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, as of the date of this Agreement there are no material actions, claims, suits, proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened, that (i) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, or (ii) arise from, are based upon or challenge the validity of this Agreement or the consummation of the transactions contemplated hereby or seek to prevent the consummation of the transactions contemplated hereby.

5.8 Proxy Statement; Registration Statement.

(a) The Registration Statement and other materials prepared by Parent in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Registration Statement will not, at the time that it or any amendment or supplement thereto is declared effective by the SEC, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Registration Statement.

(b) None of the information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.9 Taxes. Except as set forth on Section 5.9 of the Parent Disclosure Letter:

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of the Parent and its Subsidiaries has timely filed (or caused to be filed), taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete; (ii) each of the Parent and its Subsidiaries has paid (or caused to be paid) all Taxes required to have been paid by it other than Taxes that (x) are not yet due and payable or (y) are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in the most recent financial statements contained in the Parent SEC Reports in accordance with GAAP; and (iii) no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against the Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Parent or any of its Subsidiaries, and no power of attorney granted by either the Parent or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing Date.

(c) There are no Liens for Taxes upon any property or assets of the Parent or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been established in the most recent financial statements contained in the Parent SEC Reports in accordance with GAAP or other Parent Permitted Liens.

(d) The Parent and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(e) The most recent financial statements contained in the Parent SEC Reports reflect, in accordance with GAAP, an adequate reserve, in all material respects, for all Taxes payable by the Parent or its Subsidiaries for all taxable periods through the date of such financial statements.

(f) Neither the Parent nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction where the Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Parent or such Subsidiary.

(g) Neither the Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any

“closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date of this Agreement.

(h) During the three (3)-year period ending on the date of this Agreement, neither the Parent nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(i) Neither the Parent nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and Treasury Regulations promulgated thereunder (or a similar provision of state Law).

(j) Neither the Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.10 No Undisclosed Liabilities.

(a) Except as reflected in the balance sheet contained in the most recent Form 10-Q or Form 10-K of Parent filed with the SEC (the “Parent Balance Sheet”) or in Section 5.10(a) of the Parent Disclosure Letter, Parent has no liabilities (absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto (assuming, for purposes of this paragraph, that Parent’s proposed acquisition of NuVox, Inc. had been consummated as of the date hereof), other than any liabilities and obligations (i) incurred since the date of the Parent Balance Sheet in the ordinary course of business, (ii) incurred in connection with the transactions contemplated by this Agreement and (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent in Parent’s consolidated financial statements.

5.11 Compliance with Laws and Orders. Except with respect to the matters described in Sections 5.5 and 5.9, neither Parent nor any of its Subsidiaries is in violation of or in default under any Laws or Orders applicable to Parent or any of its Subsidiaries or any of their respective assets and properties the effect of which, individually or in the aggregate with other such violations and defaults, would reasonably be expected to have a Parent Material Adverse Effect.

5.12 Cash Consideration. Parent has available to it, or at the Closing will have available to it, sufficient cash resources necessary to make the payments for the shares of Company Common Stock contemplated by this Agreement and all associated costs and expenses. Parent understands and agrees that the availability or cost of financing is not a condition to the obligations of Parent and Merger Sub under this Agreement.

5.13 Voting Requirements. No vote of the holders of any class or series of capital stock of Parent is necessary for Parent to adopt this Agreement or to approve the transactions contemplated hereby.

5.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

5.15 Brokers and Finders. Except for the fees and expenses payable to Stephens Inc., Goldman, Sachs & Co., and Merrill Lynch Pierce Fenner & Smith Incorporated, which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.16 Share Ownership; Interested Shareholder. As of the date hereof, none of Parent, Merger Sub or any of the other Subsidiaries of Parent (i) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules or regulations thereunder), directly or indirectly, any shares of Company Capital Stock, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Capital Stock. Other than by reason of this Agreement, neither Parent nor Merger Sub is an “interested shareholder” of the Company for purposes of Section 1110 of the IBCA.

ARTICLE VI.

COVENANTS AND AGREEMENTS

6.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as expressly required by Law, or as set forth in Section 6.1 or Section 6.8 of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed with respect to clauses (h), (j), (l), (m), (o), (q), (r), (s), (t), (u), (v) or (z) below):

(a) except as set forth in Section 6.1 or Section 6.8 of the Company Disclosure Letter (none of which shares shall constitute Company Preferred Stock), issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of Company Capital Stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock outstanding on the date hereof;

(b) except as set forth in Section 6.1 of the Company Disclosure Letter, redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of Company Capital Stock;

(c) split, combine, subdivide or reclassify any shares of Company Capital Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of Company Capital Stock or otherwise make any payments to shareholders in their capacity as such, other than (i) the declaration and payment of regular quarterly cash dividends of $0.405 per share in accordance with past dividend policy and practice, (ii) “upstream” dividends paid by a Subsidiary to another Subsidiary or the Company, or (iii) the declaration of the Final Interim Dividend (as defined below), which shall be paid in accordance with Section 6.10. “Final Interim Dividend” means, as illustrated in Section 6.1 of the Parent Disclosure Letter, one or more pro-rated dividends to be declared and paid to the Company’s shareholders with respect to the quarter in which the Effective Time occurs in an aggregate amount per share of Company Capital Stock not to exceed (A) (1) the per share amount of the Company’s regular quarterly cash dividend of $0.405 per share occurs multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the Effective Time occurs through and including the day on which the Effective Time occurs, and the denominator of which is the number of days in the quarter in which the Effective Time occurs, minus (B) (1) the Conversion Ratio, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the Effective Time occurs through and including the day on which the Effective Time occurs and the denominator of which is the number of days in the quarter in which the Effective Time occurs, multiplied by (3) the per share amount of Parent’s regular quarterly cash dividend paid with respect to the quarter immediately preceding the quarter in which the Effective Time occurs, increased or decreased, as applicable, by any change in Parent’s dividend policy that has been publicly announced by Parent or of which Parent has notified the Company pursuant to Section 6.10(b), in each case prior to the Company’s declaration (during the period contemplated in Section 1.3 between the satisfaction or waiver of conditions and the Closing Date) of the Final Interim Dividend;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger);

(e) (A) amend the Company Articles or the Company Bylaws or (B) amend the certificate of incorporation or by-laws or organizational documents of any Subsidiary of the Company in a manner which would limit the ability of the Surviving Corporation to remove or replace the directors and officers of such Subsidiary without cause or which would be reasonably likely to have a Company Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by the rules and regulations of the SEC or the NYSE;

(f) except as otherwise expressly provided in Section 6.1 or Section 6.8 of the Company Disclosure Letter, (A) (1) grant to any current or former director or officer of the Company or any Subsidiary of the Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to the extent expressly required under any benefit plan as in effect as of the date of this Agreement, and (2) grant to any current or former employee of the Company or any Subsidiary of the Company (other than directors or officers) any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to employees in the ordinary course of business, or to the extent expressly required under any benefit plan as in effect as of the date of this Agreement, (B) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except (i) with respect to new hires, in the ordinary course of business, or (ii) to the extent expressly required under any benefit plan as in effect as of the date of this Agreement, (C) enter into or adopt any benefit plan or amend in any respect any benefit plan, or (D) amend, change or modify the terms of any existing equity grants;

(g) enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any equity plan or benefit plan maintained by the Company as of the date of this Agreement;

(h) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(i) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $500,000;

(j) other than purchases and sales of inventory and supplies in the ordinary course of business, (A) acquire or agree to acquire any tangible properties or assets if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with such transactions would exceed $500,000, or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, other than dispositions to the Company and its Subsidiaries, any tangible properties or assets or any interests therein, if the aggregate amount of the consideration paid or transferred to the Company and its Subsidiaries in connection with such transactions would exceed $500,000, other than leases of office space in the ordinary course of business;

(k) encumber or subject to any Lien any tangible properties or assets or any interests therein, other than Company Permitted Liens;

(l) (A) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or (B) change its fiscal year;

(m) except as necessary in the ordinary course of business, grant or acquire, agree to grant to or acquire from any person, or dispose of or permit to lapse any rights to any Material Intellectual Property, or disclose to any person, other than Parent Representatives, any material trade secrets;

(n) incur any (i) obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations, (iv) guarantees and other arrangements having the economic effect of a guarantee of any Indebtedness of any other person, or (v) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others (the items referenced in the foregoing clauses (i) through (v) being collectively hereinafter referred to as “Indebtedness”), including the procurement of additional funds pursuant to the terms of any revolving credit arrangement, except for (A) Indebtedness incurred in the ordinary course of business under the Company Credit Agreement, the EN-TEL Loan Documents or the SHAL Loan Documents, (B) guarantees by the Company of Indebtedness of the Company or any Subsidiary of the Company, or (C) Indebtedness of the Company to any Subsidiary of the Company;

(o) make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2009 and 2010 set forth in Section 6.1(o) of the Company Disclosure Letter, provided, however, that a 15% variance from such plans on an aggregate and cumulative basis shall be permissible for these purposes;

(p) enter into or amend any contract or take any other action if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(q) (A) enter into or amend any Company Contract to the extent consummation of the Merger or compliance by the Company or its Subsidiaries with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its Subsidiaries under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract or amendment or (B) enter into any Company Contract not in the ordinary course of business;

(r) enter into, modify, amend or terminate any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries, other than modifications, amendments or terminations of such contracts in the ordinary course of business;

(s) other than as expressly required by the terms of the Defined Benefit Plans, voluntarily contribute or commit cash or funds to any Defined Benefit Plan or any administrator thereof, or to any entity for purposes of funding shortfalls in any Defined Benefit Plan, in an aggregate amount in excess of $500,000 over the minimum amount(s) required to be contributed by Law or the terms of the Defined Benefit Plans;

(t) (A) enter into any line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of its Subsidiaries currently holds a Company Permit authorizing the conduct of such business, product or service in such geographic area or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Company Permit authorizing operation or provision of any communication services or in a foreign country;

(u) file for any Company Permit (A) outside of the ordinary course of business, or (B) the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(v) except as set forth in Section 6.1(v) of the Company Disclosure Letter, settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding (legal, regulatory or otherwise) other than those that (A) do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $500,000 in any individual instance, or $1,500,000 in the aggregate, plus applicable reserves and any applicable insurance coverage and, other than in a manner consistent with industry custom, do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries, and (B) provide for a complete release of the Company and its Subsidiaries from all claims and do not provide for any admission of liability by the Company or any of its Subsidiaries;

(w) take any action that would reasonably be expected to (A) materially restrict or impede the consummation of the transactions contemplated by this Agreement or (B) cause any of the conditions to the Closing set forth in Article VII hereof to fail to be satisfied as of the Closing Date;

(x) except as permitted by Section 6.2, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(y) make any change in the policies of the Company regarding the record date or payment date for dividends other than in compliance with Section 6.10(c); or

(z) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

6.2 No Solicitation of Transactions

(a) The Company agrees that, as of the date of this Agreement, it has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company, to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party (as defined below) conducted prior to the date hereof with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, encourage, or facilitate or induce, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Merger Sub or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries (a “Competing Transaction”); (ii) participate in any discussions or negotiations regarding any Competing Transaction, or furnish to any Person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries in connection with a Competing Transaction, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement, arrangement or understanding with respect to any Competing Transaction, approve, endorse or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, if, prior to the receipt of shareholder approval of this Agreement, the Company receives a bona fide, written proposal or offer for a Competing Transaction (for purposes of this sentence the references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”) by a Third Party, which the Company Board determines in good faith (after consulting the Company Board’s independent financial advisor and outside legal counsel) (A) is reasonably likely to result in terms that are more favorable from a financial point of view to the holders of shares of Company Capital Stock than the Merger and the other transactions contemplated by this Agreement, and (B) is reasonably capable of being consummated (provided, that the Company, including the Company Board, and any of its advisors, shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(b), furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement and unless any such non-public information is first provided to Parent. With respect to any such nondisclosure agreement entered into after the date hereof, the terms shall be no more favorable to the Third Party than the Confidentiality Agreement is to Parent. The Company shall be permitted to waive the provisions of any “standstill” agreement between the Company and a Third Party to the extent necessary to permit such Third Party to submit a Competing Transaction that the Company Board believes, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction. Nothing contained in this Agreement shall prevent the Company Board from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, (ii) making any disclosure to its shareholders required by applicable Law, rule or regulation or by the rules and regulations of the NYSE, or (iii) otherwise making such disclosure to the Company’s shareholders or otherwise that the Company Board (after consultation with counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(b) The Company shall advise Parent orally and in writing, promptly after receipt thereof, of (i) any proposal for a Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor, representative or employee of the Company, and (ii) the material terms of such Competing Transaction (including the identity of the entity proposing the Competing Transaction), and provide a copy of such proposal for a Competing Transaction to Parent if such proposal is in writing. The Company shall keep Parent reasonably informed of the status of, and any material changes to, the terms of any such Competing Transaction proposal and all discussions and negotiations with respect thereto in a timely manner.

(c) In the event that prior to receipt of shareholder approval of this Agreement, the Company Board determines that it has received a proposal for a Superior Competing Transaction and determines in good faith (after consultation with its outside legal advisor) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company has breached any of the provisions of this Section 6.2, the Company and the Company Board may withdraw, modify or change the Company Board’s approval or recommendation of this Agreement or the Merger, provided, that, prior to doing so, (A) the Company shall deliver written notice to Parent (a “Competing Transaction Notice”) advising Parent that the Company and the Company Board intend to take such action(s) and specifying the reasons therefor, including the material terms and conditions of any Superior Competing Transaction that is the basis of the proposed action by the Company and the

Company Board, (B) during the 72 hour period following delivery of the Competing Transaction Notice to Parent (the “Notice Period”), the Company shall, and shall direct its financial advisors and outside legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, if applicable, such Competing Transaction ceases to constitute (in the judgment of the Company Board, after consultation with its financial advisors and outside legal advisors), a Superior Competing Transaction, and (C) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Competing Transaction continues to constitute a Superior Competing Transaction; provided, further, that, (1) if during the Notice Period described in clause (B) of this paragraph any revisions are made to the Competing Transaction and the Company Board in its good faith judgment determines (after consultation with its financial advisors and outside legal advisors) that such revisions are material (it being understood that any change in the purchase price or form of consideration in such Competing Transaction shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(c) with respect to such new written notice and (2) in the event the Company Board does not make the determination referred to in clause (C) of this paragraph but thereafter determines to make change its recommendation pursuant to this Section 6.2(c), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change

(d) Notwithstanding any change by the Company Board of its recommendation, the Company shall cause the approval and adoption of this Agreement to be submitted to a vote of the Company’s shareholders at the Shareholders Meeting.

6.3 Shareholders Meeting; Proxy Statement; Registration Statement.

(a) The Company, acting through the Company Board, shall:

(i) (A) use commercially reasonable efforts to promptly, and in any event within forty-five (45) days after the date of this Agreement, prepare (with the assistance of Parent and its representatives) and file with the SEC a proxy statement for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the necessary approvals by its shareholders of this Agreement and the Merger and the other transactions contemplated hereby;

(ii) include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Company Board may withdraw, modify or change its recommendation in accordance with Section 6.2(c), in which case any such withdrawal, modification or change shall not constitute a breach of this Agreement; and

(iii) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the “Shareholders Meeting”), to be held as soon as practicable following filing of the Proxy Statement with the SEC and the completion of the SEC’s review of the Proxy Statement, and in any event within forty-five (45) days after the Registration Statement is declared effective, and the Company shall not adjourn or postpone the Shareholders Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting and the Company believes such shares will be voted in a number sufficient to approve and adopt this Agreement and the Merger (the Company’s obligation to call, give notice of and hold the Shareholders Meeting in accordance with this Section 6.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Competing Transaction or other Competing Transaction, or by any withdrawal, modification or change of the recommendation of the Company Board).

(b) Parent and Merger Sub shall each cause their respective representatives to fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. Parent and Merger Sub shall notify the Company as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Proxy Statement or an amendment or supplement to the Proxy Statement.

(c) At the Shareholders Meeting, Parent, Merger Sub and their Affiliates shall vote all shares of Company Capital Stock, if any, owned by them in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.

(d) Parent shall use commercially reasonable efforts to promptly prepare (with the assistance of the Company and its representatives) and file with the SEC a registration statement on Form S-4 or other appropriate form under the Securities Act (the “Registration Statement”) for the purpose of registering under the Securities Act the shares of Parent Common Stock to be issued to shareholders of the Company under the provisions of this Agreement, and obtain and furnish the information required to be included by it in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement.

(e) The Company shall cause its representatives to fully cooperate with Parent in the preparation of the Registration Statement, and shall, upon request, furnish Parent with all information concerning it and its Affiliates as Parent may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement. The Company shall notify Parent as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Registration Statement or an amendment or supplement to the Registration Statement.

(f) Except as may be required by Law, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon or requests for additional information by the SEC.

(g) To the extent permitted or required under applicable Law, the Proxy Statement and the Registration Statement shall be filed with the SEC and mailed to the Company’s shareholders together or concurrently.

(h) Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall reasonably cooperate with Parent with respect to such listing.

6.4 Efforts to Complete Transactions.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to (x) obtain all necessary or appropriate waivers, consents and approvals; provided, that neither the Company nor Parent shall have any obligation hereunder to pay any amounts to third parties in consideration of any such waivers, consents or approvals (other than filing, recordation or similar fees payable to any Governmental Entity and related legal fees), (y) effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other information and documentary material that may be requested pursuant to the HSR Act by the Federal Trade Commission or Department of Justice, (ii) filings required by the FCC, the IUB, the MPUC, the MPSC and the NPSC, which shall be, to the extent possible or required, joint filings of Parent and the Company, (iii) the other filings referred to in Sections 4.4(a)(ii) and 5.4(b), (iv) filing of the Proxy Statement and the Registration Statement, and (v) such filings, consents, approvals, orders registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets), and (z) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite approval of the shareholders of the Company. In furtherance of the foregoing, (i) Parent and the Company shall use their respective reasonable best efforts to make the required filings with the FCC, IUB, MPUC, MPSC and NPSC by December 18, 2009, (ii) filings under the HSR Act shall be made by December 31, 2009, and (iii) the required filings with the FCC, IUB, MPUC, MPSC and NPSC shall be made by December 31, 2009. The parties shall coordinate with each other prior to contacting any Governmental Entity in furtherance of obtaining any of the foregoing consents or making any necessary registration, filing or submission.

(b) Each of the parties hereto agrees to (i) use commercially reasonable efforts to have, as promptly as practicable, the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act; and (ii) take all such commercially reasonable actions as shall be required under applicable state blue sky or securities Laws in connection with the transactions contemplated by this Agreement.

(c) Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time of the Merger.

(d) Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. Each of the Company and Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(d) as “outside counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(e) Subject to the terms and conditions of this Agreement, Parent shall take any and all steps necessary to avoid or eliminate any impediments that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, Merger Sub or any of their respective Subsidiaries as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the Merger or any transactions contemplated in this Agreement; provided, that Parent will not be required to agree to any term, condition or restriction in order to obtain any such authorizations, consents, orders or approvals if such term, condition or restriction or amendment would (1) have or would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, (2) prevent Parent from consummating the transactions contemplated by this Agreement on the material terms set forth in this Agreement, or (3) that would constitute a breach of or default under any credit agreement to which Parent is a party in connection with its outstanding Indebtedness.

(f) Notwithstanding anything to the contrary set forth in this Section 6.4 or elsewhere in this Agreement, if any Governmental Entity that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, none of the parties hereto shall be required to take or agree to take any action which such party reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

(g) Prior to the Closing, the Company shall form a wholly-owned Subsidiary and shall assign or transfer to such Subsidiary, in such manner as shall be approved by Parent, each Company Permit issued by the FCC in relation to any wireless spectrum, such list of Company Permits to be approved in advance by Parent.

(h) The Company agrees to cooperate with Parent in taking all actions as Parent may deem reasonably necessary or appropriate to assist Parent in effecting all pledges required to be effected under the Parent Credit Agreement promptly following the Closing Date, including, without limitation, arranging for the prompt return of any collateral which has been physically pledged under any credit facility that is repaid in connection with the Closing.

(i) Parent and the Company will jointly evaluate and decide whether, and on what terms and conditions, to apply for and/or accept available government funds or incentives, including without limitation those relating the Company’s pending applications under the RUS Broadband Initiatives Program and the NTIA Broadband Technology Opportunity Program.

6.5 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Parent Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested (including customer billing and other data files for the purpose of planning for system integration and testing as well as compensation and payroll data files for the purpose of planning for payroll system integration and testing with respect to employees of the Company and its Subsidiaries); provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not materially interfere with the normal operations of the Company.

(b) The Company shall furnish to Parent (i) unaudited interim consolidated statements of operations of the Company and its Subsidiaries prepared on a basis consistent with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month and (ii) all statistical and financial reports regularly provided to executive management in the ordinary course of business (including in terms of level of information), promptly following the time such reports are made available to Company management; provided, that the Company may aggregate or omit any competitively sensitive information to the extent necessary or advisable under applicable antitrust Laws.

(c) Parent agrees that it shall not, and shall cause the Parent Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.5 shall require the Company to disclose any information that, in its sole and reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.

(e) No information received pursuant to an investigation made under this Section 6.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Merger Sub in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

(f) The Confidentiality Agreement, dated September 16, 2009 (the “Confidentiality Agreement”), by and between the Company and Parent shall continue to apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized representatives hereunder.

(g) Between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to (i) provide to Parent a copy of each Contract set forth in Section 4.4(a)(ii) of the Company Disclosure Letter that has not been provided to Parent prior to the date hereof, and (ii) obtain and provide to Parent the number of shares or units held by the Company and its Subsidiaries in each Non-Controlled Entity, as well as the percentage of the outstanding equity of each such Non-Controlled Entity that is owned by the Company or its Subsidiaries.

6.6 Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except (i) as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.2; provided, further, that each of Parent and the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its periodic filings with the SEC without seeking approval from, or consulting with, the other party so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party), or (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

6.7 Indemnification of Directors and Officers.

(a) Parent agrees that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim, and all exculpations and limitations of personal liability, related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the negotiation, execution or performance of transactions contemplated by this Agreement), now existing in favor of the persons listed on Section 6.7(a) of the Company Disclosure Letter and the current or former directors or officers, as the case may be (such persons, directors or officers collectively, the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time; provided, however, that all rights to indemnification with respect to any claims asserted or made within such period shall continue until the disposition of such claim. For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to (i) maintain in effect the current provisions regarding indemnification of the Indemnified Parties contained in the certificate of incorporation and by-laws (or provisions no less advantageous to the Indemnified Parties in comparable organizational documents) of each of the Company and its Subsidiaries and (ii) indemnify, defend and hold harmless the Indemnified Parties to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable Law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that such person is not entitled to indemnification), judgments, fines and, subject to approval by the Surviving Corporation (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual claim, suit or cause of action, whether civil, criminal or administrative, to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer or employee of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer or employee of another person or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries, or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay, with respect to such insurance policies, in respect of any one policy year more than two hundred and fifty percent (250%) of the annual premium paid by the Company for such insurance under the current period ending November 17, 2010 (as set forth on Section 6.7(b) of the Company Disclosure Letter, the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7(b) it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any such claim, suit or cause of action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, suit or cause of action, (arising after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Parties (which acceptance shall not be unreasonably withheld, delayed or conditioned), and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.7(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

(f) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand, that are listed in Section 6.7(f) of the Company Disclosure Letter.

6.8 Employee Matters.

(a) (i) During the period commencing with the Effective Time and ending on the first anniversary of the Closing Date, Parent and the Surviving Corporation agree that each employee and officer of the Company and its Subsidiaries who is employed by the Company immediately before the Effective Time and who is not employed pursuant to the terms of a collective bargaining agreement (each, a “Continuing Employee”) shall (A) receive a base salary or base wage level (including commissions) and bonus opportunity, to the extent applicable, not less favorable in the aggregate than that in effect immediately before the Effective Time, and (B) be provided employee benefit plans and arrangements that are no less favorable in the aggregate than those provided to similarly situated Parent employees; provided, that this Section 6.8(a) shall not be deemed to be a guarantee of employment to any employee or officer of the Company or its Subsidiaries or to impose any obligation on the Surviving Corporation or its Subsidiaries to continue the employment of any Person.

(ii) Prior to the Effective Time, the Company shall establish, enter into or honor such employment, compensation and related arrangements as described in Section 6.8(a)(ii) of the Company Disclosure Letter. To the extent that amounts under any such arrangement are not paid to the participants as of the Effective Time, Parent and the Surviving Corporation and its successors shall satisfy and honor each such arrangement and make such payment in accordance with its terms as provided in Section 6.8(d).

(iii) During the period commencing with the Effective Time and ending on the first anniversary of the Closing Date, Parent and the Surviving Corporation agree to provide Continuing Employees with severance as described in Section 6.8(a)(iii) of the Company Disclosure Letter.

(iv) The Company sponsors the Iowa Telecom Savings Plan and the Iowa Telecom Hourly Savings Plan (the “Qualified Plans”). Immediately prior to the Effective Time, the Company shall take any and all action necessary to fully vest the account balances of all Employees under such Qualified Plans as of the Effective Time. Additionally, the Company or Parent, the Surviving Corporation and their successors, shall take any and all actions necessary to contribute the pro rata portion of the nonelective contribution to the Qualified Plans. Consistent with past practice, all eligible employees will receive a fixed profit sharing contribution equal to 3.0% of eligible compensation (as such term is defined in the Qualified Plans) for the period beginning with the first day of the calendar year in which Closing occurs through the Closing Date.

(v) The Company sponsors the Executive Nonqualified Excess Plan (the “Deferred Compensation Plan”). Parent, the Surviving Corporation and their successors shall assume sponsorship of the Deferred Compensation Plan, including, but not limited to, all liabilities, all payment obligations, any “rabbi” trust and any administrative services agreements relating thereto, will not terminate or discontinue the Deferred Compensation Plan without the express written consent of the participants, and shall honor any and all elections made by participants under the Deferred Compensation Plan, including, but not limited to, elections relating to the timing of the distribution of benefits.

(vi) For a period of not less than one (1) year following the Effective Time, each Continuing Employee shall have the use of amounts, if any, in its flexible spending account held by the Company in accordance with the terms of such accounts and in accordance with the terms of the plan documents and applicable governing laws.

(vii) Prior to the Effective Time, Parent shall establish or enter into such consulting arrangements as described in Section 6.8(a)(vii) of the Company Disclosure Letter.

(b) Parent and its Subsidiaries shall recognize the service of Continuing Employees with the Company and its Subsidiaries prior to the Effective Time as service with Parent and its Subsidiaries in connection with any qualified retirement plan and welfare benefit plan or policy (including vacations and severance policies) maintained by Parent or one of its Subsidiaries that is made available following the Effective Time by Parent or one of its Subsidiaries for purposes of satisfying or determining any waiting period, vesting, eligibility or benefit entitlement (but excluding benefit accruals thereunder); provided, that nothing in this Section 6.8(b) shall create a right for any employee or officer of the Company and its Subsidiaries to participate in or receive benefits under any of Parent or any of its Subsidiaries’ severance plans, practices and policies until Parent’s obligation to honor the Company’s severance and retention plans, practices and policies pursuant to Section 6.8(a) has expired.

(c) With respect to any employee welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall use reasonable best efforts to, or shall cause the Surviving Corporation to use reasonable best efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived under the applicable corresponding Company Plan immediately prior to the Effective Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under corresponding Company Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums).

(d) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its successors to satisfy and honor in accordance with their terms as in effect on the date hereof, or as adopted subsequent to the date hereof as expressly permitted by Sections 6.1 or 6.8 (including the Sections of the Company Disclosure Letter relating thereto), each of the employment agreements, executive termination agreements, bonus and awards plans and programs, individual benefit arrangements and collective bargaining agreements (the “Employment Obligations”) listed on Section 6.8(d) of the Company Disclosure Letter. Except as otherwise indicated in Section 6.8(d) of the Company Disclosure Letter, neither Parent nor the

Surviving Corporation or any of its successors shall modify, terminate or otherwise change any such Employment Obligations without the express written consent of the recipient or participant. Parent, the Surviving Corporation and its successors shall pay when due any amount payable under such Employment Obligations to the extent not paid by the Company prior to or as of the Effective Time. Parent acknowledges that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Company Benefit Plans and the Employment Obligations.

(e) Notwithstanding anything to the contrary contained herein, (i) the provisions of this Section 6.8 shall not operate to require Parent to duplicate any payments or benefits payable pursuant to any compensation or benefits plans, policies, programs, agreements or other arrangements of the Company and its Subsidiaries; (ii) except as set forth in Section 6.8(a) and 6.8(b), nothing in this Agreement shall be deemed to limit or otherwise impair the Surviving Corporation’s ability to amend or terminate any Company Benefit Plan at any time without any obligation or liability; and (iii) nothing contained in this Section 6.8, whether express or implied, shall be deemed to create an obligation of Parent or any of its Subsidiaries to pay or otherwise issue equity awards to any employee or officer of the Company or otherwise create a right for such individuals to receive equity awards from Parent or any of its Subsidiaries, except for Restricted Stock Merger Consideration as expressly provided in Section 3.3(d).

(f) Following the Effective Time, Parent and its Subsidiaries shall be responsible for all obligations under and shall comply with the provisions of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) in the event they effectuate a “plant closing” or “mass layoff” (as those terms are defined in WARN), affecting in whole or in part any site of employment, facility, operating unit or employee of the Surviving Corporation or any Subsidiary thereof.

6.9 Parent Board. Prior to the Effective Time, Parent shall take all actions necessary to appoint Alan L. Wells to the Parent Board, effective as of the Effective Time. If Alan L. Wells shall, prior to the Effective Time, be unable or unwilling to hold such office beginning concurrently with the Effective Time, a majority of the directors of the Company shall designate another member of the Company Board to be appointed as a director in his or her place, subject to the reasonable approval of the Parent Board.

6.10 Dividend Matters.

(a) If the Company has declared and set a record date for a regular quarterly cash dividend payable to the Company’s shareholders for the quarter ended prior to the quarter in which the Effective Time occurs (the “Final Quarterly Dividend”), and the Effective Time occurs prior to the payment date for the Final Quarterly Dividend, then Parent or the Surviving Corporation will pay the Final Quarterly Dividend on behalf of the Company following the Closing on the scheduled payment date for such dividend.

(b) Parent will promptly inform the Company if, prior to the Closing Date, Parent changes or intends to change its practice of paying a dividend on a calendar-quarter basis, declaring its quarterly dividend between forty-five (45) and sixty (60) days prior to the end of the calendar quarter, establishing the last trading day of the calendar quarter as the record date for the quarterly dividend, paying the quarterly dividend on or about the 15th day of the month following the end of the calendar quarter to which the dividend relates, and/or paying a dividend of $0.25 per share each quarter.

(c) Throughout the period from the date of this Agreement to the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, the Company and Parent shall: (i) exercise commercially reasonable efforts to cause the record dates for their respective regular quarterly cash dividends to correspond to the record dates for regular quarterly cash dividends paid by the other, and (ii) exercise commercially reasonable efforts to cause the dates upon which their respective regular quarterly cash dividends are paid to correspond to the days on which regular quarterly cash dividends are payable by the other. Other than in accordance with the preceding sentence, neither the Company nor Parent shall make any change in the policies of the Company regarding the record date or payment date for dividends.

6.11 Termination of ESPP.

(a) The Company shall not commence any new “Phases” (as defined in the ESPP) under the ESPP on or after the date of this Agreement.

(b) As of the Effective Time, the ESPP shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the Capital Stock of the Company or any Subsidiary of the Company shall be cancelled. Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 6.11(b).

6.12 Tax Matters.

(a) Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions that to the Knowledge of Parent or the Knowledge of the Company , as applicable, could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(c) The parties hereto shall cooperate and use their reasonable efforts in order for the Company to obtain the opinions of Fredrikson & Byron, P.A. and Skadden, Arps, Slate, Meagher & Flom LLP described in Section 7.1(g). In connection therewith, Parent, Merger Sub and the Company shall deliver to Fredrikson & Byron, P.A. and Skadden, Arps, Slate, Meagher & Flom LLP representation letters, dated and executed as of the dates of such opinions, containing customary factual statements, representations and covenants.

6.13 SEC Filings. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII hereof, each of the Company and Parent shall file in a timely manner all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, which filings (including all financial statements included therein) at the time of such filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.14 Disclosure Letter Updates. Prior to the Effective Time, the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other party in writing, by delivery of an updated Company Disclosure Letter or Parent Disclosure Letter, as the case may be, of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII hereof impossible or materially less likely. Without limiting the generality of the foregoing, the Company, on the one hand, and Parent, on the other hand, shall promptly advise the other party in writing of any actions, claims, suits, proceedings and governmental investigation or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such party. No notification given pursuant to this Section 6.14 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying party contained in this Agreement or its Disclosure Letter for purposes of Section 7.2, in the case of the Company, or Section 7.3, in the case of Parent.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Merger and this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable Law and the Company Articles and Company Bylaws.

(b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or Governmental Entity of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(c) Governmental Filings and Consents. (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated, and (ii) each approval required by the FCC, the IUB, the MPUC and the MPSC that is listed in Section 4.4(a)(ii) of the Company Disclosure Letter shall have been obtained.

(d) Listing Approval. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for trading on the NYSE, subject to official notice of issuance.

(e) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated.

(f) Blue Sky Laws. There shall have been obtained any and all material permits, approvals and consents of securities or “blue sky” authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws.

(g) Opinions. The Company shall have received from Fredrikson & Byron, P.A., counsel to the Company, and Parent shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, a written opinion dated as of the date of the Closing based upon the representations of the parties contained in this Agreement and the representation letters described in Section 6.12 to the effect that, for federal income Tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified.

7.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a) (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Section 5.2(a), (b), (c), (e), (f) and (g) and Section 5.3) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of Parent set forth in Section 5.2(a), (b), (c), (e), (f) and (g) and Section 5.3 shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and the Company shall have received a certificate of the Chief Executive Officer of Parent to the foregoing effect.

(b) Parent and Merger Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer of Parent to the foregoing effect.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.3 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Merger Sub, in whole or in part, at any time prior to the Effective Time):

(a) (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Section 4.2, Section 4.3 and Section 4.17(d)) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time, except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of the Company set forth in Section 4.2, Section 4.3 and Section 4.17(d) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

(b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

(d) Each approval required by the NPSC that is listed in Section 4.4(a)(ii) of the Company Disclosure Letter shall have been obtained.

(e) Each consent of the FCC, the IUB, the MPUC, the MPSC and the NPSC listed in Section 4.4(a)(ii) of the Company Disclosure Letter shall have been issued without any condition that precludes Parent from fulfilling its obligations under Section 5.10 of the Parent Credit Agreement.

ARTICLE VIII.

TERMINATION; WAIVER

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before June 23, 2010 (the “Termination Date”); provided, that the Termination Date may be extended for up to an additional ninety (90) days by either Parent or the Company by written notice to the other party if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; provided, further, that (i) the right to extend the Termination Date pursuant to Section 8.2(iii) shall not be available to any party if it is then in breach of its representations, covenants or agreements such that the conditions in Article VII hereof are incapable of being satisfied by the Termination Date as then in effect, and (ii) the right to terminate this Agreement pursuant to Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect, if such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, or (iii) the Company Board withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger

Sub, provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3 if it is then in breach of its representations, covenants or agreements such that the conditions in Sections 7.2(a) and 7.2(b) are incapable of being satisfied by the Termination Date.

8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Merger Sub or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Parent of written notice of such failure, or (ii) any representation or warranty of Merger Sub or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct that are not reasonably likely to adversely effect Parent’s or Merger Sub’s ability to complete the Merger and would not reasonably be expected to have a Parent Material Adverse Effect, if such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Parent of written notice of such failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4 if it is then in breach of its representations, covenants or agreements such the conditions in Sections 7.3(a) and 7.3(b) are incapable of being satisfied by the Termination Date.

8.5 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5 and the provisions of Sections 10.1 and 10.2 and Section 6.5(f). Nothing contained in this Section 8.5 shall relieve any party from liability following termination of this Agreement for any willful breach of any provision contained in this Agreement that occurs prior to termination of this Agreement.

(b) In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby:

(i) by Parent pursuant to Section 8.3(iii); or

(ii) by either Parent or the Company pursuant to Section 8.2(ii) or 8.2(iii) if prior to such termination any proposal or offer for a Competing Transaction has been publicly announced or otherwise disclosed and within twelve (12) months after the termination of this Agreement the Company enters into a definitive agreement with respect to any Alternative Transaction or consummates any Alternative Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $25,000,000 (the “Termination Fee”), in the case of clause (i) above, within two (2) Business Days following such termination, or, in the case of clause (ii) above, within one (1) Business Day of the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Termination Fee, the receipt of the Termination Fee by Parent pursuant to the provisions of this Section 8.5 shall be the exclusive remedy of Parent and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Termination Fee when due. For the purposes of the foregoing clause 8.5(b)(ii) above, the term “Alternative Transaction” shall mean a transaction of a type described in the definition of “Competing Transaction” in Section 6.2 except that the references to “15%” in the definition of “Competing Transaction” in Section 6.2 shall be deemed to be references to “50%.”

8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Merger Sub and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX.

ADDITIONAL DEFINITIONS

9.1 Certain Definitions. As used herein:

(a) “2002 Plan” has the meaning set forth in Section 3.3(b).

(b) “2005 Plan” has the meaning set forth in Section 3.3(d).

(c) An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(d) “Agreement” has the meaning set forth in the introductory paragraph of this Agreement and Plan of Merger.

(e) “Alternative Transaction” has the meaning set forth in Section 8.5(b).

(f) “Articles of Merger” has the meaning set forth in Section 1.4.

(g) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which the banks are not required or authorized to close in Iowa or New York, New York.

(h) “Cash Consideration” has the meaning set forth in Section 3.1(a)(ii).

(i) “Chancery Court” has the meaning set forth in Section 10.7.

(j) “Change of Control Agreement” means any agreement substantially in the form of any agreement between the Company and any employee of the Company that provides such employee the opportunity to receive retention payments and severance payments on the terms and conditions set forth therein and listed in Section 6.8 of the Company Disclosure Letter.

(k) “CLEC” has the meaning set forth in Section 4.16(a)(xiii).

(l) “Closing” has the meaning set forth in Section 1.3.

(m) “Closing Date” has the meaning set forth in Section 1.3.

(n) “Closing Market Price” has the meaning set forth in Section 3.1(a)(iii).

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Communications Act” has the meaning set forth in Section 4.17(c).

(q) “Company” has the meaning set forth in the introductory paragraph of this Merger Agreement.

(r) “Company Articles” has the meaning set forth in Section 4.1.

(s) “Company Balance Sheet” has the meaning set forth in Section 4.12(a).

(t) “Company Benefit Plans” has the meaning set forth in Section 4.10(a).

(u) “Company Board” has the meaning set forth in the Recitals to this Agreement.

(v) “Company Bylaws” has the meaning set forth in Section 4.1.

(w) “Company Capital Stock” has the meaning set forth in Section 4.2(a).

(x) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company. “Company Common Stock” expressly includes the Company Restricted Stock (as defined in Section 3.3(d)), subject to Section 3.3.

(y) “Company Contracts” has the meaning set forth in Section 4.16.

(z) “Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 23, 2004, among the Company, the several lenders from time to time parties thereto, CIBC World Markets Corp. and Lehman Brothers Inc., as co-lead arrangers, National Rural Utilities Cooperative Finance Corporation, as co-arranger, CIBC World Markets Corp., as syndication agent, and the Rural Telephone Finance Cooperative, as administrative agent, as amended and supplemented from time to time.

(aa) “Company ERISA Affiliate” has the meaning set forth in Section 4.10(a).

(bb) “Company Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business, properties or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, (ii) terrorism, war or the outbreak of hostilities, or natural disasters, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, (iv) changes in the Law or accounting regulations or principles or interpretations thereof, (v) any change in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet any internal or published (by the Company or otherwise) projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (vi) changes as a result of any action consented to in writing by Parent or (vii) the taking of any action expressly contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, unless, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected Persons in the industries in which the Company and its Subsidiaries are involved.

(cc) “Company Option” has the meaning set forth in Section 3.3(b).

(dd) “Company Permits” has the meaning set forth in Section 4.17(a).

(ee) “Company Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Laws for (A) taxes not yet due and payable or (B) taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Company Balance Sheet or the notes thereto, (iv) Liens granted under or in connection with the Company Credit Agreement, the EN-TEL Loan Documents or the SHAL Loan Documents, (v) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (vi) other immaterial Liens, (vii) any other Liens that do not materially impair the use, value or operation of the property or assets subject thereto, and (viii) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ff) “Company Plans” has the meaning set forth in Section 4.10(a).

(gg) “Company Preferred Stock” has the meaning set forth in Section 4.2(a).

(hh) “Company Real Property” has the meaning set forth in Section 4.12(b).

(ii) “Company Real Property Leases” has the meaning set forth in Section 4.12(c).

(jj) “Company Restricted Stock” has the meaning set forth in Section 3.3(d).

(kk) “Company SEC Reports” has the meaning set forth in Section 4.5(a).

(ll) “Company Shareholder Approval” has the meaning set forth in Section 4.4(b).

(mm) “Competing Transaction” has the meaning set forth in Section 6.2(a).

(nn) “Competing Transaction Notice” has the meaning set forth in Section 6.2(c).

(oo) “Confidentiality Agreement” has the meaning set forth in Section 6.5(f).

(pp) “Continuing Employee” has the meaning set forth in Section 6.8(a)(i).

(qq) “Contracts” has the meaning set forth in Section 4.16(a)(i).

(rr) “Conversion Ratio” has the meaning set forth in Section 3.1(a)(ii).

(ss) “Deferred Compensation Plan” has the meaning set forth in Section 6.8(a)(v).

(tt) “Defined Benefit Plans” means the Pension Plan for Transferred Salaried Employees and the Pension Plan for Transferred Hourly Employees.

(uu) “DGCL” has the meaning set forth in Section 1.2.

(vv) “Effective Time” has the meaning set forth in Section 1.4.

(ww) “Employment Obligations” has the meaning set forth in Section 6.8(d).

(xx) “EN-TEL Loan Documents” means the Loan Agreements between EN-TEL Communications, LLC and Rural Telephone Finance Cooperative, dated November 21, 2000 and December 4, 2003, respectively, and all of the agreements and security documents relating thereto.

(yy) “Environmental Laws” has the meaning set forth in Section 4.11(a).

(zz) “ERISA” has the meaning set forth in Section 4.10(a).

(aaa) “ESPP” has the meaning set forth in Section 4.2(b)(iii).

(bbb) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ccc) “Exchange Agent” has the meaning set forth in Section 3.2(a).

(ddd) “Exchange Agent Agreement” has the meaning set forth in Section 3.2(a).

(eee) “Excluded Shares” has the meaning set forth in Section 3.1(b).

(fff) “FCC” has the meaning set forth in Section 4.4(a)(ii).

(ggg) “Final Interim Dividend” has the meaning set forth in Section 6.1(c).

(hhh) “Final Quarterly Dividend” has the meaning set forth in Section 6.10(a).

(iii) “GAAP” means U.S. generally accepted accounting principles.

(jjj) “Governmental Entity” means any federal, state or local court, executive, legislative, administrative or regulatory agency, commission, authority or other body or other governmental or quasi-governmental authority or instrumentality.

(kkk) “Hazardous Material” has the meaning set forth in Section 4.11(a).

(lll) “HSR Act” has the meaning set forth in Section 4.4(a)(ii).

(mmm) “IBCA” has the meaning set forth in the Recitals of the Agreement.

(nnn) “ILECs” has the meaning set forth in Section 4.16(a)(xiii).

(ooo) “Indebtedness” has the meaning set forth in Section 6.1(n).

(ppp) “Indemnified Parties” has the meaning set forth in Section 6.7(a).

(qqq) “Intellectual Property” means all intellectual property rights of any kind or nature, including all United States (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models and methodologies.

(rrr) “IRS” has the meaning set forth in Section 4.10(a).

(sss) “IUB” has the meaning set forth in Section 4.4(a)(ii).

(ttt) “Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry, of Alan L. Wells, Craig A. Knock or Donald G. Henry.

(uuu) “Knowledge of Parent” shall mean the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel of Parent.

(vvv) “Laws” has the meaning set forth in Section 4.15.

(www) “Letter of Transmittal” has the meaning set forth in Section 3.2(b).

(xxx) “Liens” has the meaning set forth in Section 4.2(d).

(yyy) “Material Intellectual Property” has the meaning set forth in Section 4.14(b).

(zzz) “Maximum Amount” has the meaning set forth in Section 6.7(b).

(aaaa) “Merger” has the meaning set forth in Section 1.1.

(bbbb) “Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

(cccc) “Merger Sub” has the meaning set forth in the introductory paragraph of this Merger Agreement.

(dddd) “Merger Sub Capital Stock” has the meaning set forth in Section 5.2(f).

(eeee) “MPSC” has the meaning set forth in Section 4.4(a)(ii).

(ffff) “MPUC” has the meaning set forth in Section 4.4(a)(ii).

(gggg) “Net Cash Payment” has the meaning set forth in Section 3.3(b).

(hhhh) “Non-Controlled Entity” has the meaning set forth in Section 4.2(f).

(iiii) “Notice Period” has the meaning set forth in Section 6.2(c).

(jjjj) “NuVox” means NuVox, Inc. and its Subsidiaries, being Gabriel Communications Finance Company, NuVox Communications, Inc., NuVox Communications of Arkansas, Inc., NuVox Communications of Illinois, Inc., NuVox Communications of Indiana, Inc., NuVox Communications of Kansas, Inc., NuVox Communications of Missouri, Inc., NuVox Communications of Ohio, Inc., NuVox Communications of Oklahoma, Inc., NewSouth Communications of Virginia, Inc. and FDN Supra, LLC.

(kkkk) “NYSE” means the New York Stock Exchange.

(llll) “Order” has the meaning set forth in Section 4.15.

(mmmm) “ordinary course of business” means the ordinary course of business consistent with the past practices of the referenced entity.

(nnnn) “Parent” has the meaning set forth in the introductory paragraph of this Agreement.

(oooo) “Parent Balance Sheet” has the meaning set forth in Section 5.10(a).

(pppp) “Parent Board” has the meaning set forth in the Recitals of this Agreement.

(qqqq) “Parent Capital Stock” has the meaning set forth in Section 5.2(a).

(rrrr) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(ssss) “Parent Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 19, 2009, among the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as amended from time to time.

(tttt) “Parent Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business, properties or results of operations of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, (ii) terrorism, war or the outbreak of hostilities, or natural disasters, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, (iv) changes in the Law or accounting regulations or principles or interpretations thereof, (v) any change in Parent’s stock price or trading volume, or any failure, in and of itself, by Parent to meet any internal or published (by Parent or otherwise) projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), or (vi) the taking of any action expressly contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, unless, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties, or results of operations of Parent and its Subsidiaries taken as a whole, relative to other affected Persons in the industries in which Parent and its Subsidiaries are involved.

(uuuu) “Parent Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Laws for (A) taxes not yet due and payable or (B) taxes that Parent or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Parent Balance Sheet or the notes thereto, (iv) Liens granted under or in connection with the Parent Credit Agreement, (v) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (vi) other immaterial Liens, (vii) any other Liens that do not materially impair the use, value or operation of the property or assets subject thereto, and (viii) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(vvvv) “Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

(wwww) “Parent Representatives” has the meaning set forth in Section 6.5(a).

(xxxx) “Parent SEC Reports” has the meaning set forth in Section 5.5(a).

(yyyy) “Parent’s Stock-Based Compensation Plans” means Parent’s 2006 Equity Incentive Plan.

(zzzz) “Parent Stock Consideration” has the meaning set forth in Section 3.1(a)(ii).

(aaaaa) “Per Share Amount” has the meaning set forth in Section 3.1(a)(iii).

(bbbbb) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(ccccc) “Proxy Statement” has the meaning set forth in Section 6.3(a)(i).

(ddddd) “Qualified Plans” has the meaning set forth in Section 6.8(a)(iv).

(eeeee) “Registration Statement” has the meaning set forth in Section 6.3(d).

(fffff) “Restricted Stock Merger Consideration” has the meaning set forth in Section 3.3(d).

(ggggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

(hhhhh) “SEC” has the meaning set forth in Section 4.5(a).

(iiiii) “Section 490.1302” has the meaning set forth in Section 3.1(d).

(jjjjj) “Securities Act” means the Securities Act of 1933, as amended.

(kkkkk) “SHAL Loan Documents” means the Loan Agreements between Shal Networks, Inc., SHAL, LLC and Rural Telephone Finance Cooperative, dated September 10, 1999 and January 7, 2000, respectively, and all of the agreements and security documents relating thereto.

(lllll) “Shareholders Meeting” has the meaning set forth in Section 6.3(a)(iii).

(mmmmm) “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

(nnnnn) “Superior Competing Transaction” has the meaning set forth in Section 6.2(a).

(ooooo) “Surviving Corporation” has the meaning set forth in Section 1.1.

(ppppp) “Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

(qqqqq) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(rrrrr) “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(sssss) “Termination Date” has the meaning set forth in Section 8.2.

(ttttt) “Termination Fee” has the meaning set forth in Section 8.5(b).

(uuuuu) “Third Party” has the meaning set forth in Section 6.2(a).

(vvvvv) “Title IV Plans” has the meaning set forth in Section 4.10(d).

(wwwww) “UNEs” has the meaning set forth in Section 4.16(a)(xiii).

(xxxxx) “Voting Company Debt” has the meaning set forth in Section 4.2(c).

(yyyyy) “Voting Parent Debt” has the meaning set forth in Section 5.2(d).

(zzzzz) “WARN” has the meaning set forth in Section 6.8(f).

(aaaaaa) “Withholding Taxes” has the meaning set forth in Section 3.3(b).

ARTICLE X.

MISCELLANEOUS

10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Parent and Company each shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the Registration Statement. The fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar Law shall be paid by Parent.

10.2 Survival of Representations and Warranties; Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and/or the provisions of this Article X, including without limitation Section 6.7 and Section 6.8. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.3 Modification or Amendment. Subject to the applicable provisions of the IBCA and the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made that changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder, or which by Law requires further approval by the Company’s shareholders, without the approval of such shareholders.

10.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.6 Governing Law. Except to the extent that matters regarding the Merger or the internal governance of the Company are required to be governed by and construed in accordance with the IBCA, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

10.7 Jurisdiction; Enforcement; Waiver of Jury Trial.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in the Court of Chancery of the State of Delaware in and for New Castle County (the “Chancery Court”) or, if the Chancery Court lacks subject matter jurisdiction, in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, a federal court sitting in the State of Delaware.

(b) EACH OF THE COMPANY AND PARENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to Company:

Iowa Telecommunications Services, Inc.
403 W. Fourth Street North
Newton, Iowa 50208
Attn: Chief Executive Officer
Facsimile No.: (641) 787-2468

With a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: Steven J. Dickinson, Esq.
Facsimile No.: (612) 492-7077

If to Parent or Merger Sub:

Windstream Corporation
4001 Rodney Parham Road
Little Rock, AR 72212
Attn: General Counsel
Facsimile No.: (501) 748-7400

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, DE 19899-0636
Attn: Robert B. Pincus, Esq.
Facsimile No.: (302) 434-3090

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

10.9 Entire Agreement; Assignment. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be assigned by any of the parties hereto by operation of law or otherwise.

10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties and (b) the Company shall have the right on behalf of its shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s shareholders) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII) which right is hereby expressly acknowledged and agreed by Parent and Merger Sub.

10.11 Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.13 Certain Interpretations. For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b) The table of contents and the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ Alan Wells
Name:	Alan L. Wells
Title:	Chairman and CEO

WINDSTREAM CORPORATION

By:
Name:
Title:

BUFFALO MERGER SUB, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:
Name:
Title:

WINDSTREAM CORPORATION

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and CEO

BUFFALO MERGER SUB, INC.

By:	/s/ John Fletcher
Name:	John Fletcher
Title:	EVP, Secretary and General Counsel